Exhibit 99.3

English Convenience Translation of German Original.

In case of discrepancies between the German Original

and the English Translation, the German Original shall

prevail.

29 June 2009

To the banks

Creinvest AG, Zug

Merger by absorption with Julius Bär Invest AG

LETTER TO THE BANKS

Bearer share Creinvest	Securities no.	ISIN	Ticker symbol
CHF 2.15 nominal value	442.297	CH0004422975	CRE

English Convenience Translation of German Original.

In case of discrepancies between the German Original

and the English Translation, the German Original shall

prevail.

Disclaimer:

This document is for information purposes only and for the recipient’s sole use. It shall not be duplicated nor distributed to any other individuals without prior written consent by Creinvest AG or Bank Julius Baer & Co. Ltd.. This document shall not be deemed to be an offer or invitation to enter into any financial transaction.

It does not constitute a listing notice according to the listing rules of the SIX Swiss Exchange nor a public offering prospectus in terms of articles 652a and 1156 of the Swiss Code of Obligations.

Notice to US Investors:

The merger of Julius Bär Invest AG and CreInvest AG (the Merger) relates to the shares of a Swiss company and is proposed to be made by means of a statutory merger under Swiss law. Accordingly, the Merger is subject to the disclosure requirements and practices applicable in Switzerland to statutory mergers, which differ from the disclosure requirements of the United States.

Financial information included in this document has been prepared in accordance with accounting standards applicable in Switzerland and thus may not be comparable to the financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

It may be difficult for investors to enforce their rights and any claim they may have arising under the federal securities laws, since Julius Bär Holding AG and Julius Bär Invest AG are Swiss companies, and some or all of their officers and directors are residents of countries other than the United States. Investors may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. It may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

In accordance with the exemption from the registration requirements of the US Securities Act of 1933, as amended, provided by Rule 802 thereunder with respect to the Julius Bär Holding AG shares to be offered in connection with the Merger, Julius Bär Invest AG will submit to the US Securities and Exchange Commission any informational document it publishes or otherwise disseminates to holders of CreInvest AG shares related to the Merger.

This document contains forward-looking statements which express intentions, estimates, expectations and forecasts relating to future financial and operational developments and results, or which contain subjective views. These statements are based on assumptions and expectations that CreInvest AG and Julius Bär Invest AG believe are reasonable from the current perspective. However, they involve known and unknown risks, uncertainties and other factors which could mean that these statements prove incorrect or that substantial differences arise between the actual results, financial situation, development or performance of CreInvest AG, Julius Bär Invest AG or Julius Bär Holding AG and the information contained in the forward-looking statements. In view of these uncertainties, readers of this document are cautioned not to place undue reliance on such forward-looking statements. In particular none of CreInvest AG, Julius Bär Invest AG or Julius Bär Holding AG accept any obligation to update such forward-looking statements.

Notice to United Kingdom Investors:

This document is for distribution only to persons who: (a) are outside the United Kingdom; (b) have professional experience in matters relating to investments; or (c) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of The Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (as amended) (all such persons together being referred to as relevant persons). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Persons who are nominees of any persons who have a registered address, or who are resident or located in, or who are citizens of, or which are corporations, partnerships or other entities

English Convenience Translation of German Original.

In case of discrepancies between the German Original

and the English Translation, the German Original shall

prevail.

created or organised under the laws of, the United Kingdom (each such nominee being a Nominee) should consult their appropriate professional advisers as to whether they require any governmental or other consents or need to observe any other formalities to enable them: (a) to distribute or disclose this document, or any communication in respect of the offers contemplated in this document, to such persons or entities; (b) to vote on behalf, or at the direction or instruction, of, or as proxy for, such persons or entities in connection with the proposed merger between Julius Bär Invest AG and CreInvest AG at the CreInvest AG extraordinary general meeting expected to be held on or about August 3, 2009 (the EGM); or (c) to provide a confirmation in the usual form to such a person or entity to enable it to vote as a CreInvest AG shareholder at the EGM. If a Nominee is in any doubt as to such consents or other formalities, such Nominee should contact its appropriate professional adviser immediately.

A)   Information to the depositary banks

1.   Merger

CreInvest AG, Zug, (“CreInvest”) shall be merged into Julius Bär Invest AG, Zurich (“JBI”) by absorption, in the course of which the shareholders of CreInvest shall receive shares of Julius Bär Holding AG, Zurich (“JBH”), JBI’s parent company, as merger compensation (the “Merger”). The Merger is subject to the condition precedent, inter alia, that the shareholders’ meetings of CreInvest and JBI approve the Merger.

The board of directors will apply for the filing of the Merger with the commercial registry as soon as the merger resolutions of the companies participating in the Merger have been passed. The Merger will become effective upon its registration in the commercial register. The transferring company (CreInvest) will be deleted from the commercial register once the Merger has been registered.

2.   Compensation

The compensation of the CreInvest shareholders exclusively comprises JBH shares (as well as a possible surplus settlement (Spitzenausgleich)). CreInvest and JBI plan to determine the amount of merger compensation payable to the shareholders based on the consolidated net asset value of CreInvest, which is to be assessed shortly before the shareholders’ meeting takes place.

The calculation of the exchange ratio between CreInvest and JBH shares has been determined in a binding manner in the merger agreement. The exchange ratio is calculated as follows: On the Thursday preceding the shareholders’ meeting of CreInvest (the “Calculation Day”, presumably 30 July 2009) after close of the stock market the consolidated net asset value of CreInvest will be calculated as per the preceding Monday of the same week (presumably 27 July 2009). A discount of one percent will be applied to such value. The calculated consideration in Swiss Francs (per CreInvest share) will be divided by the average of the volume-weighted daily average share price of the JBH shares during the last five trading days until the Calculation Day (presumably from 24 July 2009 until 30 July 2009). In accordance with article 18 paragraph 5 of the Swiss Merger Act, the merger resolution can only be passed with the approval of at least 90% of all CreInvest share votes. The exchange ratio will be announced on the Calculation Day (presumably on 30 July 2009) in a of press release.

English Convenience Translation of German Original.

In case of discrepancies between the German Original

and the English Translation, the German Original shall

prevail.

3.   Delisting of CreInvest shares

In connection with the envisaged Merger, the CreInvest shares will be delisted from the SIX Swiss Exchange (segment investment companies). Furthermore, no over-the-counter trading will take place after the delisting. All assets and liabilities of Creinvest will be transferred to JBI concurrently with the registration of the Merger in the commercial register, and CreInvest will be deleted from the commercial register.

English Convenience Translation of German Original.

In case of discrepancies between the German Original

and the English Translation, the German Original shall

prevail.

4. Time schedule (indicative)

26 June 2009:	Signing of merger agreement

29 June 2009:	Filing of delisting application with SIX Swiss Exchange

29 June 2009:	Ad hoc-publicity announcement by CreInvest (at the latest 90 minutes before opening of the stock market)

2 July 2009:	Publication in the Swiss Official Gazette of Commerce (“SOGC”)

27 July 2009:	Publication of delisting announcement as well as official notice

30 July 2009:	Publication of exchange ratio

3 August 2009:	Extraordinary shareholders’ meetings of CreInvest and JBI regarding Merger approval

3. August 2009:	Publication of resolutions of shareholders’ meetings

As from 4 August 2009:	Suspension of trading in CreInvest-shares

4 August 2009:	Deletion of CreInvest from commercial register

5 August 2009:	Settlement of share exchange

6 August 2009:	Last trading day of CreInvest shares

7 August 2009:	Value date of share exchange / delisting

B) Role and duties of the depositary banks

Invitation to the extraordinary shareholders’ meeting

CreInvest has bearer shares; therefore it can only inform those shareholders about the extraordinary shareholders’ meeting of 3 August 2009 who have provided the company with mailing instructions. As the merger by absorption will entail the dissolution of the company, approval of 90% of all share votes is required. Hence it is important that all shareholders are informed and have the possibility to vote on the Merger at the extraordinary shareholders’ meeting.

The depository banks are instructed to provide the bearer shareholders of CreInvest with the invitation as well as with the press release including further information.

Securities

A global certificate has been issued for the entire share capital. The shareholders have joint ownership in such global certificate on a pro rata basis in relation to their individual participation. The shareholders are not entitled to request the issuance and delivery of individual certificates.

English Convenience Translation of German Original.

In case of discrepancies between the German Original

and the English Translation, the German Original shall

prevail.

Share exchange and cash compensation

The merger consideration payable to the CreInvest shareholders will be calculated on the Calculation Day (presumably 30 July 2009). The number of JBH shares that the CreInvest shareholders will receive will be rounded down to the next full number, and the surplus will be settled in cash.

It will be communicated on 3 August 2009 whether the Merger has been approved by the shareholders’ meetings of JBI and CreInvest and can therefore be completed.

The settlement of the exchange will take place on 5 August 2009 with value date 7 August 2009.

The depositary banks are instructed to execute the relevant transactions for their clients.

Procedure

The rebooking of the shares on the level of the depositary banks, as well as the payment of the surplus settlement to the respective participating banks will be executed via SIX SIS AG, based on the existing inventory of bearer shares per bank as per the relevant date.

A ,,bottom-up“ approach will be chosen, according to which SIX SIS AG will instruct the participating banks to calculate the exchange ratio per client. Should a depositary bank, based on its clients’ inventory, need to compensate more fractions than were allocated to it by SIX SIS AG, it may communicate this to SIX SIS AG until 4 August 2009, 12:00 p.m. Instructions are to be settled via SWIFT Instruction MT565 (option 1 = request number of JBH shares (only complete pieces)) directly to SIX SIS AG, on ISIN CH0004422975. SIX SIS AG will then execute the exchange based on the inventories and such specifications.

The participating banks will calculate the fractions vis-à-vis their depositors at the net fixed price for the compensation of fractions with value date 7 August 2009, in cash and free of any fees, taxes or commissions. Withholding tax shall not be charged.

Commission

The transaction must be executed free of charge for shareholders and depositors at banks domiciled in Switzerland.

Banks domiciled in Switzerland shall receive a commission of CHF 8 per shareholder/depositor of CreInvest bearer shares that will be collected by means of the attached form at SIX SIS AG, CASE, Baslerstrasse 100, 4600 Olten, Fax: +41(0)62 207 23 50, until 4 August 2009.

Commissions claimed after 4 August 2009 will not be taken into account.

In the event of uncertainty as to the accuracy of the information provided by the banks, CreInvest reserves the right to additionally request written confirmation of the auditor of the bank in question.

Taxes and charges	General tax implications

The compensation payable within the scope of the Merger as

English Convenience Translation of German Original.

In case of discrepancies between the German Original

and the English Translation, the German Original shall

prevail.

well as the cash settlement will be executed directly by JBH, the parent company of the absorbing company. For this reason no withholding tax will be incurred in connection with the compensation payment and cash settlement to the CreInvest shareholders.

The stamp duty owned in connection with the Merger will be borne by JBI.

Tax implications for shareholders

Shareholders taxable in Switzerland

The Merger between JBI and CreInvest constitutes a tax-neutral merger in accordance with article 61 paragraph 1 of the Federal Law on Direct Federal Tax.

A capital gain or loss, respectively, will be by achieved by the CreInvest shareholders in the course of the transfer of JBH shares as consideration for the CreInvest shares. Should the CreInvest shareholders hold their CreInvest shares in their private assets, the share exchange will entail a tax-neutral capital gain or loss, respectively. If the CreInvest shares are held as part of their business assets, the share exchange will entail a tax-effective capital gain or loss, respectively.

Article 20a paragraph 1 letter A of the Federal Law on Direct Federal Tax is not applicable in the present transaction (partial liquidation).

Shareholders not taxable in Switzerland

CreInvest shareholders who are not taxable in Switzerland do in general not generate income subject to Swiss income taxes, provided that the CreInvest shares are not allocated to a permanent establishment or to business activities in Switzerland.

CreInvest shareholders are explicitly advised to consult their own tax consultants for an analysis of Swiss or possibly foreign tax implications of the Merger. No responsibility is taken for the correctness of the above explanations.

Entitlement to dividends	Subject to the completion of the Merger, the JBH shares that the CreInvest shareholders will receive within the scope of the Merger are entitled to dividends for the entire business year 2009.

Titles in question	Securities no.	ISIN	Ticker symbol
Creinvest AG	442297	CH0004422975	CRE
Julius Bär Holding AG	2975865	CH0029758650	BAER

Important information	CreInvest has set up a separate page on its website containing all relevant information regarding the Merger (www.creinvest.ch/shareholders/information.shtm):

English Convenience Translation of German Original.

In case of discrepancies between the German Original

and the English Translation, the German Original shall

prevail.

• Invitation to the extraordinary shareholders’ meeting (English and German)

• Press release (English and German)

• Information for the shareholders and interested parties

• Merger agreement, merger report, report of the joint auditor, merger balance sheet

• Annual financial statements and reports of the last three years

Point of contact	Creinvest AG
Neugasse 4, CH-6301 Zug
Tel. 041 710 00 68
E-Mail: info@creinvest.ch